Exhibit 5.1

GREENBERG TRAURIG, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

May 10, 2019

Aqua Metals, Inc.

2500 Peru Dr.

McCarran, NV 89437

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “462(b) Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to Rule 462(b) promulgated under the Act relating to the registration by the Company under the Act of shares (the “Additional Shares”) of common stock, par value $0.001 per share, of the Company having an aggregate offering price of up to $4,231,315. In accordance with General Instruction IV of Form S-3, the 462(b) Registration Statement incorporates by reference the Registration Statement on Form S-3 (Registration No. 333-213501) (including all amendments and exhibits thereto and all information incorporated by reference therein, the (“Registration Statement”), which was declared effective by the Commission on September 26, 2016.

You have requested our opinion as to the matters set forth below in connection with the 462(b) Registration Statement. For purposes of rendering this opinion, we have examined the 462(b) Registration Statement and the Registration Statement, forms of the First Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company currently in effect, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that when (i) specifically authorized for issuance by proper action of the Company’s Board of Directors or an authorized committee (the “Authorizing Resolutions”), (ii) the terms of the issuance and sale of the Additional Shares have been duly established in conformity with the First Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, (iii) the Additional Shares have been issued and sold as contemplated by the Registration Statement, the Prospectus and the applicable prospectus supplement, and (iv) the Company has received the consideration provided for in the Authorizing Resolutions and the applicable underwriting agreement or other purchase agreement and such consideration per share is not less than the par value per share of the Additional Shares, such Additional Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus made part of the Registration Statement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP